EXHIBIT 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:33 PM 01/13/2009
Filed 02:22 PM 01/13/2009

                              STATE OF DELAWARE
     CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF
          INCORPORATION, AS AMENDED, OF METRO ONE DEVELOPMENT, INC.

Metro One Development, Inc. filed a Certificate with the Secretary of State of Delaware on July 21, 2000. A Restated Certificate of Incorporation was filed on July 12, 2004. A Certificate of Amendment to the Restated Certificate of Incorporation was filed on September 22, 2004. A Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed on August 1, 2006. A Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, was filed on June 6, 2007 and corrected on July 18, 2007. A Certificate of Designation was filed on July 18, 2007. A Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, was filed on August 13, 2007.
A Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, was filed on October 30, 2007. A Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, was filed on March 26, 2008 and effective April 14, 2008. A Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, was filed on July 31, 2008 and effective
August 15, 2008. Following is an Amendment to the Amended and Restated Certificate of Incorporation, as amended:

It is hereby certified that:

1. The name of the corporation (the "Corporation") is Metro One
   Development, Inc.

2. The Amended and Restated Certificate is hereby amended by replacing Article FOURTH to read:

   "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is: one billion one million (1,001,000,000) shares, consisting of a class of one billion (1,000,000,000) shares of Common Stock, par value of $0.0001 per share and a class of one million (1,000,000) shares of Preferred Stock, par value of $0.01 per share.

   The Preferred Stock shall be issued in series.

   The Board of Directors is authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series. The Board of Directors shall have the authority to determine the number of shares that will comprise each series. For each series, the Board of Directors shall determine, by resolution or resolutions adopted prior to the issuance of any shares thereof, the designation, powers, preferences, limitations and relative or other rights thereof, including but not limited to the following relative rights and preferences, as to which there may be variations among different series:

   (a) The rate and manner of payment of dividends, if any;

   (b) Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

   (c) The amount payable for shares in the event of liquidation, dissolution or other winding up of the Corporation;

   (d) Sinking fund provisions, if any, for the redemption or purchase of shares;

   (e) The terms and conditions, if any, on which shares may be converted or exchanged;

   (f) Voting rights, if any; and

   (g) Any other rights and preferences of such shares, to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware.

   Upon the Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Date"), every one thousand issued and outstanding shares of the Corporation will be combined into and automatically become one outstanding share of Common Stock of the Corporation and the authorized shares of the Corporation shall remain as set forth in this Amended and Restated Certificate of Incorporation, as amended. No fractional share shall be issued in connection with the foregoing stock split; all shares of Common Stock so split that are held by a stockholder will be aggregated subsequent to the foregoing split and each fractional share resulting from such aggregation of each series held by a stockholder will be rounded to the nearest whole share. Shares of Common Stock that were outstanding prior to the Effective Date and that are not outstanding after the Effective Date shall resume the status of authorized but unissued shares of Common Stock."

3. Pursuant to a resolution of its Board of Directors, a written consent of a majority of stockholders was obtained in accordance with Delaware General Corporation Law pursuant to which a total of 445,826,800 votes, constituting 85.99% of the total votes entitled to be cast on the action were voted in favor of the Amendment.

4. This Certificate of Amendment of the Amended and Restated Certificate of Incorporation, as amended, was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5. In accordance with Section 103(d) of the General Corporation Law of the State of Delaware, this Certificate of Amendment shall be effective on January 26, 2009.


Signed this 12th day of January, 2009.

METRO ONE DEVELOPMENT, INC.

/s/ Stuart Turk
-----------------------------------
Stuart Turk
President, Chief Executive Officer,
and Chairman of the Board